Exhibit 99.1
CONTACT: Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE ANNOUNCES RESTRUCTURING PLANS
     CHICAGO, May 19, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today announced restructuring plans which include the following:
•	The intent to negotiate with the workers’ council to transfer manufacturing from the company’s Duensen, Germany site to Mexico. Research and development, sales and other functions will remain in Germany.

•	The intent to negotiate closure of a company-owned distribution center in the Netherlands and distribute products in Europe through a third-party logistics provider.

•	Plans to consolidate the company’s Taiwan wafer fabrication facility (acquired as part of the Concord Semiconductor acquisition in 2006) into Wuxi, China.

•	Consolidation of certain support activities into the company’s existing low-cost sites.

•	Other workforce reductions due to functional realignment and job elimination.
The company expects to book restructuring charges of approximately $5-8 million pre-tax over the next several quarters related to these announcements. These restructuring activities are expected to begin in the third quarter of 2009 and be fully complete by the end of 2010. The annual savings from these activities are expected to be approximately $7 million.

     “These latest restructuring plans are consistent with our overall themes of reducing sites, moving activities to low-cost locations and moving to a leaner and flatter organizational structure,” said Gordon Hunter, Chief Executive Officer. “These were difficult decisions that affect many Littelfuse associates who have contributed to our success. However, we believe that these moves are in the best interest of our company, our customers and our shareholders over the long term.”
     About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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